UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 11, 2007
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 16, 2007, The Hershey Company (the “Company”) announced that Marcella K. Arline, Senior Vice President, Chief People Officer, intends to retire as of December 31, 2007.  A copy of the Company’s press release is attached hereto and filed as Exhibit 99.1 to this report.

Ms. Arline first considered retirement under the Company’s 2005 Early Retirement Program (“ERP”), but was asked at that time by the Chair of the Compensation and Executive Organization Committee (“Committee”) of the Company’s Board of Directors to stay on with the Company.  The Chair of the Committee informed Ms. Arline that if she did not retire under the ERP, the Committee would consider providing benefits to her in addition to those to which she would be entitled under the applicable Company benefit plans (“additional benefits”) upon her actual retirement to compensate her for foregone benefits under the ERP.  Ms. Arline elected not to retire at that time.

Prior to a meeting of the Committee on October 1, 2007, Ms. Arline informed the Committee Chair that she was again considering retirement.  At that meeting, the Committee considered, and ultimately decided, to provide the additional benefits to Ms. Arline should she elect to retire at the end of 2007.  A Retirement Agreement and General Release (“Agreement”), providing for the payment in a lump sum of $983,121.00 to approximate the additional benefits she would have received had she retired under the ERP, was prepared and given to Ms. Arline to execute if and when she made a final retirement decision.  Ms. Arline indicated her intention to retire by signing and delivering the Agreement to the Company on November 11, 2007.

The foregoing description of the Agreement is qualified in its entirety by reference to the copy of the Agreement filed as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
	10.1	Retirement Agreement and General Release
	99.1	The Hershey Company Press Release dated November 16, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  November 16, 2007

THE HERSHEY COMPANY
By: /s/ Burton H. Snyder
Burton H. Snyder, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retirement Agreement and General Release
99.1	The Hershey Company Press Release dated November 16, 2007